Exhibit 99.1

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

Date
SEQ#
Name
Address
City, State ZIP
Country

Dear Shareholder:

It is my pleasure to inform you that our Board of Directors has adopted a Dividend Reinvestment and Stock Purchase Plan ("Plan") for Union Bankshares, Inc. (the "Company").

The Plan outlines alternatives for purchasing Union Bankshares, Inc. common stock, without incurring brokers' commissions. Participants can increase the number of shares of Company stock they own through reinvestment of dividends, additional cash purchases, or a combination of both. The Plan provides participants with the opportunity to:

•	Reinvest all or a portion of their cash dividends to purchase additional shares of Company stock;

•	Purchase additional shares of Company stock through optional cash contributions;

•	Have their bank accounts directly debited to make purchases of Company stock;

•	Deposit Company stock certificates into the Plan for safekeeping; and

•	Sell shares of Company stock held in the Plan.

The Plan is administered by the Company's stock transfer agent, Broadridge Corporate Issuer Solutions, Inc., and will operate under the terms outlined in a Plan prospectus dated February 29, 2016. To view the prospectus and plan enrollment form, visit https://investor.broadridge.com and log on to your online Union Bankshares, Inc. shareholder account and select "Dividend Options." You may also obtain a copy of the Plan prospectus and enrollment form from the Plan administrator by calling 1-866-321-8022 (toll free), or emailing the administrator at shareholder@broadridge.com.

Participation in the Plan is optional. To participate, after reading the Plan prospectus, you must complete and submit an enrollment form to the Plan administrator, which may be done online in your shareholder account, or you may obtain from the Plan administrator upon request, or which you may print from the "Dividends Options" page of your online shareholder account page using your own computer and printer.

We encourage you to take advantage of this opportunity. If you have questions, please call the Plan Administrator at 1-866-321-8022 (toll free), or Kristy Adams Alfieri in our office at (802) 888-6600.

Sincerely,

David S. Silverman
President and CEO

Note: Union Bankshares, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it by calling the Plan administrator toll free at 1-866-321-8022, or by emailing the Plan administrator at shareholder@broadridge.com.